Exhibit 5.1

June 10, 2016
GigPeak, Inc.
 130 Baytech Drive
San Jose, California 95134

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to GigPeak, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 11,319,643 shares of common stock, par value $0.001 per share, of the Company, and 1,875,000 shares of common stock for which the underwriters have been granted an overallotment option (the “Shares”), together with the associated rights (the “Rights,” and with the Shares, the “Securities”) to purchase shares of Series A Junior Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred”), pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) dated June 10, 2016 by and among the Company, certain selling stockholders of the Company, Cowen and Company, LLC, Raymond James & Associates, Inc. and Needham & Company, LLC, as representatives of the underwriters named therein (Cowen, Raymond James and Needham, collectively, the “Underwriters”). The Securities are being offered and sold under a Registration Statement on Form S-3 (File No. 333-208170, as amended or supplemented (including post effective amendments thereto), and together with all annexes and exhibits thereto, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on November 23, 2015, and declared effective on December 9, 2015, the related prospectus dated December 9, 2015 (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.” The Rights were created by that certain Rights Agreement, dated December 16, 2011, between the Company and the American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”), as amended and restated on December 16, 2014 (the “Amended and Restated Rights Agreement”). All of the Shares are to be sold by the Company as described in the Registration Statement and Prospectus.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel, in connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including (i) the Registration Statement, (ii) the Prospectus, (iii) organizational documents of the Company, including the Company’s Amended and Restated Certificate of Incorporation, as amended and as currently in effect, the Company’s Amended and Restated Certificate of Designation of the Series A Preferred, as amended and currently in effect, and the Company’s Second Amended and Restated By-Laws, as amended and currently in effect, (iv) the Rights Agreement, (v) the Amended and Restated Rights Agreement, (vi) minutes and records of the corporate proceedings of the Company with respect to the authorization of the sale and issuance of the Securities and (vii) the Underwriting Agreement, in each case (excluding clauses (i) and (ii)) as certified by the Secretary of the Company on the date hereof as being complete, accurate and ineffect. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.

GigPeak, Inc.
June 10, 2016

On the basis of the foregoing, we are of the opinion that the Securities have been duly authorized and, when sold and issued in accordance with the Underwriting Agreement and the Prospectus, will have been validly issued, and the Shares will be fully paid and nonassessable.

In rendering this opinion, we have also assumed that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting Rights Agreement and the Amended and Restated Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses the Rights and the Amended and Restated Rights Agreement in their entirety, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Crowell & Moring LLP
Crowell & Moring LLP